Exhibit 4.1(b)

THIRTEENTH SUPPLEMENTAL INDENTURE
(to that certain Indenture dated as of January 1, 1998)
Dated as of April 1, 2006
Relating to the Basin Electric Power Cooperative First Mortgage Bonds
2006 Series A
Authorized by this Thirteenth Supplemental Indenture
BASIN ELECTRIC POWER COOPERATIVE
(TAXPAYER IDENTIFICATION NO. 45-0277395)
to
U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE
FIRST MORTGAGE OBLIGATIONS
THIS INSTRUMENT GRANTS A SECURITY INTEREST IN THE PROPERTY OF A TRANSMITTING UTILITY. THIS INSTRUMENT CONTAINS AN AFTER-ACQUIRED PROPERTY CLAUSE. PROCEEDS AND PRODUCTS OF COLLATERAL ARE COVERED BY THIS INSTRUMENT. FUTURE OBLIGATIONS ARE SECURED BY THIS INSTRUMENT. NOTICE - THIS THIRTEENTH SUPPLEMENTAL INDENTURE, TOGETHER WITH THAT CERTAIN INDENTURE DATED AS OF JANUARY 1, 1998, AS HERETOFORE SUPPLEMENTED (DESCRIBED MORE PARTICULARLY HEREIN) SECURE AN UNLIMITED AMOUNT OF OBLIGATIONS AND SUCH AMOUNT, TOGETHER WITH INTEREST, IS SENIOR TO INDEBTEDNESS TO OTHER CREDITORS UNDER SUBSEQUENTLY RECORDED AND FILED INDENTURES, MORTGAGES OR LIENS WITH RESPECT TO THE PROPERTY INTERESTS OF THE BORROWER. THIS INDENTURE IS A SECURITY AGREEMENT WHEREBY THE COMPANY GRANTS TO THE TRUSTEE A SECURITY INTEREST IN ALL OF THE TRUST ESTATE THAT IS PERSONAL PROPERTY OR FIXTURES UNDER THE UNIFORM COMMERCIAL CODE.

-i-

THIS THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of April 1, 2006 (this “Thirteenth Supplemental Indenture”), is between BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota, as Grantor (hereinafter called the “Company”), whose post office address is 1717 East Interstate Avenue, Bismarck, North Dakota 58503, and U.S. BANK NATIONAL ASSOCIATION f/k/a FIRST BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), whose address is Mail Stop EP-MN-WS3C, 60 Livingstone Avenue, St. Paul, MN 55107 and shall supplement that certain Indenture dated as of January 1, 1998 between the Company and the Trustee, as heretofore supplemented;
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of January 1, 1998, as previously supplemented and as supplemented hereby (hereinafter called the “Original Indenture”), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations (capitalized terms used herein shall have the meanings ascribed to them in the Original Indenture and as provided in Section 1.1 hereof) by the Trustee from time to time under the Original Indenture, which Original Indenture is filed of record as shown on Exhibit A hereto;
WHEREAS, the Board of Directors of the Company has established a new series of Additional Obligations to be designated the First Mortgage Bonds, 2006 Series A, due June 1, 2041 in the principal amount of Two Hundred Million Dollars ($200,000,000) (the “2006 Series A Bonds”) and the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Original Indenture;
WHEREAS, the Company desires to execute and deliver this Thirteenth Supplemental Indenture, in accordance with the provisions of the Original Indenture, for the purpose of providing for the creation and designation of the 2006 Series A Bonds as Additional Obligations and specifying the form and provisions of the 2006 Series A Bonds;
WHEREAS, Section 12.1 of the Original Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into supplemental indentures for the purposes and subject to the conditions set forth in said Section 12.1; and
WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of and interest on the 2006 Series A Bonds, to make the 2006 Series A Bonds to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Original Indenture a valid and binding lien for the security of the 2006 Series A Bonds, in accordance with its terms, have been done and taken; and the execution and delivery of this Thirteenth Supplemental Indenture has been in all respects duly authorized;
NOW, THEREFORE, THIS THIRTEENTH SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Obligations, including, when issued, the 2006 Series A Bonds, to confirm the lien of the Original Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the 2006 Series A Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company of the character described in the Granting Clauses of the Original Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture (the descriptions of the real property included in said Trust Estate are set forth on Exhibit B hereto) subject to all exceptions, reservations and matters of the character therein referred to, and subject in all cases to Sections 5.2 and 11.2 B of the Original Indenture and to the rights of the Company under the Original Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Original Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Original Indenture to the extent contemplated thereby.
PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Original Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Original Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of “Excepted Property” in the Original Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L and N of “Excepted Property” in the Original Indenture (other than the property described in Exhibit B to the Original Indenture), upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Original Indenture.

The Company may, however, pursuant to the Third Granting Clause of the Original Indenture, subject to the lien of the Indenture any Excepted Property (other than the property described on Exhibit B thereto) or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.
TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Original Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.
SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Original Indenture as to property hereafter acquired (a) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.
BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.
UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Original Indenture, and not in limitation of the rights elsewhere provided in the Original Indenture, including the rights set forth in Article V of the Original Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying Securities and other personal property deposited, or required to be deposited, with the Trustee, (ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants herein contained in a timely manner, then the Indenture shall be canceled and surrendered.
AND IT IS HEREBY COVENANTED AND DECLARED that the 2006 Series A Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Original Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Obligations, as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
All words and phrases defined in Article I of the Original Indenture shall have the same meaning in this Thirteenth Supplemental Indenture, except as otherwise appears herein, in this Article I or unless the context clearly requires otherwise. In addition, the following terms have the following meaning in this Thirteenth Supplemental Indenture unless the context clearly requires otherwise.
“Closing Date” means May 4, 2006.
“Interest Payment Date” means June 1 and December 1 of each year, commencing on December 1, 2006.
“Record Date” means the 15th day (whether or not a Business Day) of the calendar month immediately preceding an Interest Payment Date.
“Securities Depository” means The Depository Trust Company and its successors and assigns or any other securities depository selected by the Company which agrees to follow the procedures required to be followed by such securities depository in connection with the 2006 Series A Bonds.
ARTICLE II
THE 2006 SERIES A BONDS AND
CERTAIN PROVISIONS RELATING THERETO
Section 2.1    Terms of the 2006 Series A Bonds.
There shall be established a series of Additional Obligations known as and entitled the “First Mortgage Bonds, 2006 Series A” (hereinafter referred to as the “2006 Series A Bonds” or the “Bonds”).
The aggregate principal amount of the 2006 Series A Bonds which may be authenticated and delivered and Outstanding at any one time is limited to Two Hundred Million Dollars ($200,000,000). The 2006 Series A Bonds shall consist of $200,000,000 principal amount of Bonds due June 1, 2041.
The 2006 Series A Bonds shall bear interest from their date of issuance, payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2006, at the rate of 6.127%. The principal and the Redemption Price of, and interest on, the 2006 Series A Bonds shall be paid to the Person in whose name that Obligation (or one or more Predecessor Obligations) is registered at the close of business on the Record Date applicable to such Interest Payment Date or Redemption Date. Interest on the 2006 Series A Bonds shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. The 2006 Series A Bonds shall be dated the date of authentication.
The 2006 Series A Bonds shall be issued as fully registered bonds without coupons and in denominations of $100,000 or any integral multiple thereof. The 2006 Series A Bonds shall be registered in the name of Cede & Co., as nominee of the Securities Depository, pursuant to the Securities Depository's Book-Entry System. Purchases of beneficial interests in the 2006 Series A Bonds shall be made in book-entry form, without certificates. If at any time the Book-Entry System is discontinued for the 2006 Series A Bonds, the 2006 Series A Bonds shall be exchangeable for other fully registered certificated 2006 Series A Bonds of the same series in any authorized denominations, maturity and interest rate. The Trustee may impose a charge sufficient to reimburse the Company or the Trustee for any tax, fee or other governmental charge required to be paid with respect to such exchange or any transfer of a 2006 Series A Bond. The cost, if any, of preparing each new 2006 Series A Bond issued upon such exchange or transfer, and any other expenses of the Company or the Trustee incurred in connection therewith, shall be paid by the person requesting such exchange or transfer.
Interest on the 2006 Series A Bonds shall be payable by check mailed to the registered owners thereof. However, interest on the 2006 Series A Bonds shall be paid to any owner of $1,000,000 or more in aggregate principal amount of the 2006 Series A Bonds by wire transfer to a wire transfer address within the continental United States upon the written request of such owner received by the Trustee not less than five days prior to the Record Date. As long as the 2006 Series A Bonds are registered in the name of Cede & Co., as nominee of the Securities Depository, such payments shall be made directly to the Securities Depository.
Section 2.2    Sinking Fund Redemption.
(a)    The 2006 Series A Bonds will be redeemed, on a pro rata basis in multiples of $100,000, through the operation of a mandatory sinking fund, commencing on June 1, 2033, and continuing on June 1 in each year afterwards through June 1, 2037 and on June 1, 2039 upon not less than 30 nor more than 60 days’ notice mailed to each Holder of Bonds being redeemed at the Holder’s registered address, except as otherwise required by the procedures of the Securities Depository. The sinking fund Redemption Price will be equal to 100% of the principal amount of the 2006 Series A Bonds being redeemed plus accrued interest to the Redemption Date, including interest due on an interest payment date that is on, or prior to, the Redemption Date. The principal amount of the Bonds being redeemed and the Redemption Dates, as well as the principal amount payable on the maturity date, are set forth below.

Date	Amount
June 1, 2033	$26,000,000
June 1, 2034	29,000,000
June 1, 2035	29,000,000
June 1, 2036	32,000,000
June 1, 2037	34,000,000
June 1, 2039	20,000,000
June 1, 2041(1)	30,000,000
__________
(1)    The final maturity date of the Bonds.
(b)    The 2006 Series A Bonds that the Company acquires and surrenders for cancellation or redeems (other than by means of sinking fund redemptions) will be credited against future sinking fund payments for such Bonds and the principal payment to be made on the maturity date of such Bonds, in proportion to the respective amounts of those sinking fund and principal payments, subject to authorized denominations.
Section 2.3    Make Whole Redemption
(a)    The Company may redeem the 2006 Series A Bonds, in whole or in part, on any date prior to their stated maturity, at its option. The Company must give at least 30 days, but not more than 60 days, prior notice of redemption mailed to the registered address of each Holder of Bonds being redeemed except as otherwise required by the procedures of the Securities Depository. The Redemption Price for the Bonds will be equal to the greater of:
•100% of the principal amount of the 2006 Series A Bonds being redeemed plus interest accrued through the Redemption Date but not yet due and payable; and
•the sum of the present values of the remaining principal and interest payments on the Bonds being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity of the U.S. Treasury security having a life equal to the remaining average life of the maturity of Bonds being redeemed and trading in the secondary market at the price closest to par, and (2) 12.5 basis points;
plus, in either case, interest due and payable but unpaid on the 2006 Series A Bonds being redeemed.
(b)    If there is no U.S. Treasury security having a life equal to the remaining average life of the Bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the Bonds being redeemed and trading in the secondary market at the price closest to par.
(c)    If less than all of the Outstanding Bonds are to be redeemed, the Bonds to be redeemed will be selected by the Trustee in any method it deems fair and appropriate and the portion of the Bonds not so redeemed will be in multiples of $100,000.
(d)    If the Company gives notice of the optional redemption of the 2006 Series A Bonds but the Trustee does not have enough funds on deposit to pay the full Redemption Price of the Bonds to be redeemed, those Bonds will remain Outstanding as though no redemption notice had been given. The failure of the Trustee to have sufficient funds to effect the redemption will not constitute a payment or other default by us under the Indenture and the Company will not be liable to any Holder of those Bonds as a result of the failed redemption. If the Trustee has enough designated funds on deposit to effect a redemption at the time the Company gives notice of the redemption, then the Company is obligated to redeem the Bonds as provided in that notice.
Section 2.4    Form Of The 2006 Series A Bonds. The 2006 Series A Bonds and the Trustee’s authentication certificate to be executed on the 2006 Series A Bonds shall be substantially in the form of Exhibit C attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Original Indenture.
Section 2.5    Use Of Proceeds. The Company expects the proceeds of this offering of the Bonds, net of underwriting discounts and offering expenses, including the premium to Ambac Assurance (as defined below), to be approximately $196,129,052.88. The Company will use the net proceeds of this offering to finance a portion of the costs of construction or acquisition of electric generating and transmission facilities and to enhance certain of its existing facilities and for other general purposes.
Section 2.6    Ambac Assurance Designated Credit Enhancer. Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company, (“Ambac Assurance”), is hereby designated the Credit Enhancer with respect to the 2006 Series A Bonds.
Section 2.7    Consent Of Ambac Assurance To Amendments To the Indenture. If the financial guaranty insurance policy issued by Ambac Assurance insuring the payment when due of the principal of, and interest on, the 2006 Series A Bonds as provided therein (the “Financial Guaranty Insurance Policy”) is in effect and Ambac Assurance is not in breach of any of the provisions thereof, any provision of the Indenture expressly recognizing or granting rights in, or to, Ambac Assurance may not be amended in any manner which affects the rights of Ambac Assurance hereunder without the prior written consent of Ambac Assurance.

Section 2.8    Ambac Assurance To Be Subrogated To Rights Of Holders. Notwithstanding anything herein to the contrary, in the event that the principal or interest due on the 2006 Series A Bonds shall be paid by Ambac Assurance pursuant to the Financial Guaranty Insurance Policy, the 2006 Series A Bonds shall remain Outstanding for all purposes of the Indenture, not be defeased or otherwise satisfied and not be considered paid by the Company, and the obligations of the Company to the Holders shall continue to exist and shall run to the benefit of Ambac Assurance, and Ambac Assurance shall be subrogated to the rights of such Holders.
Section 2.9    Trustee Notification Of Ambac Assurance Of Failure To Deliver Notices By the Company; Other Actions by Trustee. The Trustee shall notify Ambac Assurance of any failure of the Company to provide any notices, certificates or other documents required to be provided to the Trustee pursuant to the terms of the Indenture. The Trustee shall also (i) permit Ambac Assurance to have access to, and to make copies of, all books and records relating to the 2006 Series A Bonds at any reasonable time and upon reasonable notice, (ii) provide to Ambac Assurance a copy of any notice to be given to the registered Holders, including, without limitation, notice of any redemption of or defeasance of the 2006 Series A Bonds and any certificate rendered pursuant to the Indenture relating to the security for the 2006 Series A Bonds, and (iii) provide to Ambac Assurance such additional information it may reasonably request from time to time. Notwithstanding any other provision of the Indenture, in determining whether the rights of the Holders will be adversely affected by any action taken pursuant to the terms and provisions of the Indenture, the Trustee shall consider the effect on the Holders as if there were no Financial Guaranty Insurance Policy.
Section 2.10.    Trustee To Notify Ambac Assurance Of Events Of Default. The Trustee shall immediately notify Ambac Assurance upon the occurrence of any Event of Default of which it has notice.
Section 2.11.    Payment Procedure Pursuant To The Financial Guaranty Insurance Policy. If the Financial Guaranty Insurance Policy shall be in full force and effect, the Trustee and the co-paying agent agree to comply with the following provisions:
(i)    On the Interest Payment Dates the Trustee or co-paying agent, if any, will determine whether there will be sufficient funds to pay the principal of or interest on the applicable 2006 Series A Bonds on such Interest Payment Date. If the Trustee or co-paying agent, if any, determines that there will be insufficient funds, the Trustee or co-paying agent, if any, shall so notify Ambac Assurance. Such notice shall specify the amount of the anticipated deficiency, the 2006 Series A Bonds to which such deficiency is applicable and whether such 2006 Series A Bonds will be deficient as to principal or interest, or both. If there is such a deficiency but the Trustee or co-paying agent, if any, has not so notified Ambac Assurance on an Interest Payment Date (but does do so on a later date), Ambac Assurance will make payments of principal or interest due on the 2006 Series A

Bonds on or before the first Business Day next following the date on which Ambac Assurance shall have received notice of nonpayment from the Trustee or co-paying agent, if any.
(ii)    The Trustee or co-paying agent, if any, shall, after giving notice to Ambac Assurance as provided in (i) above, make available to Ambac Assurance and, at Ambac Assurance’s direction, to The Bank of New York in New York, New York, as insurance trustee for Ambac Assurance or any successor insurance trustee (the “Insurance Trustee”), the registration books of the Company maintained by the Obligation Registrar and all records relating to payments on the 2006 Series A Bonds maintained under the Indenture.
(iii)    The Trustee or co-paying agent, if any, shall provide Ambac Assurance and the Insurance Trustee with a list of registered Holders entitled to receive principal or interest payments from Ambac Assurance under the terms of the Financial Guaranty Insurance Policy, and shall make arrangements with the Insurance Trustee (i) to mail checks or drafts to the registered Holders entitled to receive full or partial interest payments from Ambac Assurance and (ii) to pay principal upon 2006 Series A Bonds surrendered to the Insurance Trustee by the registered Holders entitled to receive full or partial principal payments from Ambac Assurance.
(iv)    The Trustee or co-paying agent, if any, shall, at the time it provides notice to Ambac Assurance pursuant to (i) above, notify registered Holders entitled to receive the payment of principal or interest thereon from Ambac Assurance (w) as to the fact of such entitlement, (x) that Ambac Assurance will remit to them all or a part of the interest payments next coming due upon proof of Holder entitlement to interest payments and delivery to the Insurance Trustee, in form satisfactory to the Insurance Trustee, of an appropriate assignment of the registered Holder’s right to payment, (y) that should they be entitled to receive full payment of principal from Ambac Assurance, they must surrender their 2006 Series A Bonds (along with an appropriate instrument of assignment in form satisfactory to the Insurance Trustee to permit ownership of such 2006 Series A Bonds to be registered in the name of Ambac Assurance) for payment to the Insurance Trustee, and not the Trustee or co-paying agent, if any, and (z) that should they be entitled to receive partial payment of principal from Ambac Assurance, they must surrender their 2006 Series A Bonds for payment thereon first to the Trustee or co-paying agent, if any, who shall note on such 2006 Series A Bonds the portion of the principal paid by the Trustee or co-paying agent, if any, and then, along with an appropriate instrument of assignment in form satisfactory to the Insurance Trustee, to the Insurance Trustee, which will then pay the unpaid portion of principal.
(v)    In the event that the Trustee or co-paying agent, if any, has notice that any payment of principal of or interest on any 2006 Series A Bond which has become due for payment and which is made to a Holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with the final, nonappealable order of a court having jurisdiction, the Trustee or co-paying agent, if any, shall, at the time Ambac Assurance is notified pursuant to (i) above, notify all Holders that in the event that any Holder’s payment is so recovered, such Holder will be entitled to payment from Ambac Assurance to the extent of such recovery if sufficient funds are not otherwise available, and the Trustee or co-paying agent, if any, shall furnish to Ambac Assurance its records evidencing the payments of principal of and interest on the 2006 Series A Bonds which have been made by the Trustee or co-paying agent, if any, and subsequently recovered from Holders and the dates on which such payments were made.
(vi)    In addition to those rights granted Ambac Assurance under this Thirteenth Supplemental Indenture, Ambac Assurance shall, to the extent it makes payment of principal of or interest on 2006 Series A Bonds, become subrogated to the rights of the recipients of such payments in accordance with the terms of the Financial Guaranty Insurance Policy, and to evidence such subrogation (i) in the case of subrogation as to claims for past due interest, the Trustee or co-paying agent, if any, shall note Ambac Assurance’s rights as subrogee on the registration books of the Company maintained by the Obligation Registrar upon receipt from Ambac Assurance of proof of the payment of interest thereon to the registered Holders of the 2006 Series A Bonds, and (ii) in the case of subrogation as to claims for past due principal, the Trustee or co-paying agent, if any, shall note Ambac Assurance’s rights as subrogee on the registration books of the Company maintained by the Obligation Registrar upon surrender of the 2006 Series A Bonds by the registered Holders thereof with proof of the payment of principal thereof.
Section 2.12    Ambac Assurance As Third Party Beneficiary. To the extent that this Thirteenth Supplemental Indenture confers upon or gives or grants to Ambac Assurance any right, remedy or claim under or by reason of this Thirteenth Supplemental Indenture, Ambac Assurance is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder.
Section 2.13        Covenants of the Company. The Company will deliver to Ambac Assurance:
(i)     As soon as reasonably available and in any event within 120 days after the end of each fiscal year, a copy of its annual financial statements prepared in accordance with generally accepted accounting principles consistently applied and audited by independent certified public accountants, including a balance sheet of the Company as of the end of such fiscal year and related statements of operations, changes in equity and cash flows for the fiscal year then ended;
(ii)    As soon as reasonably available and in any event within 60 days after the end of each quarterly period of each fiscal year, a copy of its balance sheet as of the end of such quarterly period and related statements of operations, changes in equity and cash flows for the quarterly period then ended, which balance sheet and related statements may be internal statements and need not be audited by independent certified public accountants;
(iii)    Forthwith after having knowledge of any Event of Default, a certificate of an authorized officer setting forth the details thereof and the action the Company is taking or proposes to take with respect thereto;
(iv)    Concurrently with the delivery of the financial reports set out in subsection (i) above, a written description of any actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality against the Company, which, if determined against the Company, would have a material adverse effect;
(v)    Promptly upon distribution thereof, copies of each revision to the final offering circular dated April 26, 2006; and
(vi)    Upon written request of Ambac Assurance, any other financial information reasonably requested.
In addition, the Company will furnish to Ambac Assurance such information regarding its financial condition, results of operations, or business as Ambac Assurance may reasonably request; and will, upon reasonable notice during business hours, permit any officers, employees, or agents of Ambac Assurance to visit and inspect any of the properties of the Company and to discuss matters reasonably pertinent to an evaluation of the credit of the Company, all at such reasonable times as Ambac Assurance may reasonably request and all without hindrance of the normal operations of the Company. The Company’s chief financial officer shall, at the reasonable request of Ambac Assurance, discuss the Company’s financial matters with Ambac Assurance (or its designee) and provide Ambac Assurance with copies of any documents that are reasonably requested by Ambac Assurance (or such designee) and materially related to the financial condition of the Company. To the extent requested by the Company, Ambac Assurance will treat as confidential all such documents and information received or reviewed by it pursuant to this Thirteenth Supplemental Indenture and will not disclose or disseminate any such information or documents to any third parties (other than as may be necessary to federal or other regulators or rating agencies) without prior notice to, and written consent by the Company.

ARTICLE III
MISCELLANEOUS
Section 3.1    Supplemental Indenture. The Thirteenth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as hereby supplemented, modified, and amended, is hereby confirmed. Except to the extent inconsistent with the express terms of this Thirteenth Supplemental Indenture and the 2006 Series A Bonds, all of the provisions, terms, covenants and conditions of the Original Indenture shall be applicable to the 2006 Series A Bonds to the same extent as if specifically set forth herein.
Section 3.2    Recitals. All recitals in this Thirteenth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.
Section 3.3    Successors and Assigns. Whenever in this Thirteenth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirteenth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.
Section 3.4    No Rights, Remedies, Etc. Nothing in this Thirteenth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Thirteenth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirteenth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.
Section 3.5    Counterparts. This Thirteenth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.
Section 3.6    Security Agreement; Mailing Address. To the extent permitted by applicable law, this Thirteenth Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code.
The mailing address of the Company, as debtor is:
Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, ND 58503
and the mailing address of the Trustee, as secured party is:
U.S. Bank Trust Center
Mail Stop EP-MN-WS3C,
60 Livingstone Avenue
St. Paul, MN 55107
Additionally, this Thirteenth Supplemental Indenture shall, if appropriate, be an amendment to the financing documents originally filed in connection with the Original Indenture. The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.
[Signatures on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ Ronald R. Harper
Name: Ronald R. Harper
Title: Chief Executive Officer & General Manager

ATTEST:

/s/ Claire M. Olson
Claire M. Olson
Assistant Secretary
STATE OF NORTH DAKOTA    )
)
COUNTY OF BURLEIGH    )
THE FOREGOING instrument was acknowledged before me this 21st day of April, 2006, by Ronald R. Harper, Chief Executive Office & General Manager of Basin Electric Power Cooperative, a corporation, for and on behalf of said corporation.
WITNESS my hand and official seal.

/s/ Mark D. Foss
Name: Mark D. Foss
Notary Public, Burleigh County, North Dakota
My commission expires: March 1, 2009

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President
Executed by U.S. Bank National
Association, as Trustee, in the presence of:
______________________
______________________
Witnesses
STATE OF MINNESOTA    )
)
COUNTY OF RAMSEY    )
THE FOREGOING instrument was acknowledged before me this 24th day of April, 2006, by Richard Prokosch, Vice President of U.S. Bank National Association, a national banking association, for and on behalf of said association.
WITNESS my hand and official seal.

/s/ Mollie Yetter
Name: Mollie Yetter
Notary Public
My commission expires: January 31, 2007
(Notarial Seal)

ARTICLE I
EXHIBIT A
[Indenture Filing Information]
A-1

ARTICLE I
EXHIBIT B
[Descriptions of Real Property included in Trust Estate]
B-1

EXHIBIT C
FORM OF BOND
AND
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
THIS 2006 SERIES A BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS 2006 SERIES A BOND IS HEREBY NOTIFIED THAT THE SELLER OF THIS 2006 SERIES A BOND MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.
THIS 2006 SERIES A BOND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (3) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.
THIS 2006 SERIES A BOND AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS 2006 SERIES A BOND TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS 2006 SERIES A BOND SHALL BE DEEMED BY THE ACCEPTANCE OF THIS 2006 SERIES BOND TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF

TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. _____	$200,000,000
BASIN ELECTRIC POWER COOPERATIVE, FIRST MORTGAGE BOND,
2006 SERIES A, DUE 2041
REGISTERED OWNER: CEDE & CO.
PRINCIPAL AMOUNT: TWO HUNDRED MILLION DOLLARS
ISSUANCE DATE: MAY 4, 2006
CUSIP NO.: _______
Basin Electric Power Cooperative, an electric cooperative corporation existing under the laws of the State of North Dakota (together with any successors and assigns, “Basin Electric”), for value received hereby promises to pay to the registered owner named above or registered assigns, on June 1, 2041 upon the presentation and surrender of this First Mortgage Bond, 6.127% 2006 Series A due June 1, 2041, (this “2006 Series A Bond”) the principal amount (upon original issuance) of $200,000,000, issued under the Indenture dated as of January 1, 1998, as supplemented (the “Indenture”) between Basin Electric and U.S. Bank National Association, as trustee (the “Trustee”).
Basin Electric shall pay the principal sum set forth above and pay interest on said principal sum from the date hereof until payment of said principal sum has been made or duly provided for, semi-annually at the interest rate of 6.127%. The principal of, and interest on, this 2006 Series A Bond are payable at the principal corporate trust office of the Trustee, or of its successor as Trustee, or, at the option of the owner of this 2006 Series A Bond, at the principal office of any co-paying agent appointed in accordance with the Indenture; provided, however, that, subject to the next succeeding paragraph, interest may be payable, at the option of the Trustee, by check or draft drawn upon the Trustee and mailed to the registered address of the registered owner of this 2006 Series A Bond as of the close of business on the applicable Record Date (as defined below), or, at the written request of the registered owner of 2006 Series A Bonds in an aggregate principal amount greater than or equal to $1,000,000 delivered to the Trustee at least five days prior to the Record Date next preceding such payment date, by wire transfer to a wire transfer address in the United States as set forth in such request. Payment of the principal of and interest on this 2006 Series A Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.
Notwithstanding any other provision of this 2006 Series A Bond to the contrary, so long as this 2006 Series A Bond shall be registered on books of Basin Electric kept by the Obligation Registrar (as defined in the Indenture) in the name of The Depository Trust Company, a New York Corporation (“DTC”), its nominee, the provisions of the Indenture governing the Book-Entry System (as defined in the Indenture) shall govern the manner of payment of the principal of, and interest on, this 2006 Series A Bond.

The 2006 Series A Bonds are equally and ratably secured, to the extent provided in the Indenture, by the Trust Estate, except and excluding the Excepted Property and the Excludable Property.
Reference is hereby made to the Indenture, a copy of which is on file with the Trustee, for the provisions, among others, with respect to the nature and extent of the rights, duties and obligations of Basin Electric, the Trustee and the owner of this 2006 Series A Bond, the terms upon which this 2006 Series A Bond is issued and secured, and the modification or amendment of the Indenture, to all of which the registered owner of this Series 2006 A Bond assents by the acceptance of this 2006 Series A Bond.
This 2006 Series A Bond is transferable, as provided in the Indenture, only upon the registration books of Basin Electric maintained by the Obligation Registrar, which shall be the Trustee, kept at its principal office, upon presentation at said office of this 2006 Series A Bond with the written request of the registered owner hereof or his attorney duly authorized in writing, and a written instrument of transfer satisfactory to the Obligation Registrar duly executed by the registered owner or his duly authorized attorney. The Obligation Registrar shall not be obliged to (i) make any exchange or transfer of this 2006 Series A Bond during the period beginning at the opening of business fifteen days next preceding the date of the mailing of the notice of redemption of the 2006 Series A Bonds or (ii) register the transfer of or exchange of any 2006 Series A Bond so selected for redemption in whole or in part, except the unredeemed portion of a 2006 Series A Bond being redeemed in part.
The 2006 Series A Bonds are issuable in the form of fully registered 2006 Series A Bonds without coupons in the denomination of $100,000 each or any integral multiple thereof. Upon payment of any required tax or other governmental charge and, subject to such conditions, the 2006 Series A Bonds, upon the surrender thereof at the principal office of the Obligation Registrar, with a written instrument of transfer satisfactory to the Obligation Registrar, duly executed by the registered owner or his duly authorized attorney, may, at the option of the registered owner thereof, be exchanged for an equal aggregate principal amount of 2006 Series A Bonds of the same interest rate and in any other authorized denominations.
This 2006 Series A Bond shall bear interest at 6.127% from, and including, the date hereof to, but excluding, June 1, 2041. Interest shall be payable on June 1 and December 1 of each year prior to the maturity date of the Series A Bonds, commencing on December 1, 2006.
Sinking Fund Redemption: The 2006 Series A Bonds will be redeemed, on a pro rata basis in $100,000 denominations, through the operation of a mandatory sinking fund, commencing on June 1, 2033 and continuing on June 1 in each year thereafter through June 1, 2037 and on June 1, 2039 at a Redemption Price (as defined in the Indenture) equal to 100% of the principal amount of the 2006 Series A Bonds redeemed plus accrued interest to the Redemption Date (as defined in the Indenture), including interest due on an interest payment date that is on or prior to the Redemption Date.

Make-Whole Redemption: Basin Electric may redeem the 2006 Series A Bonds, in whole or in part, on any date prior to their maturity, at its option. The Redemption Price for the 2006 Series A Bonds will be equal to the greater of:
•100% of the principal amount of the 2006 Series A Bonds being redeemed plus interest accrued through the Redemption Date but not yet due and payable; and
•the sum of the present values of the remaining principal and interest payments on the bonds being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity of the U.S. Treasury security having a life equal to the remaining average life of the maturity of bonds being redeemed and trading in the secondary market at the price closest to par, and (2) 12.5 basis points;
plus, in either case, interest due and payable but unpaid on the 2006 Series A Bonds being redeemed.
If there is no U.S. Treasury security having a life equal to the remaining average life of the bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the bonds being redeemed and trading in the secondary market at the price closest to par.
The registered owner of this 2006 Series A Bond shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.
All acts, conditions and things required by the Constitution and statutes of the State of North Dakota, the governing rules and procedures of Basin Electric and the Indenture to exist, to have happened and to have been performed precedent to and in the issuance of this 2006 Series A Bond, do exist, have happened and have been performed.
No covenant or agreement contained in this 2006 Series A Bond, the Indenture or the Thirteenth Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of Basin Electric in his individual capacity, and no officer of Basin Electric executing this 2006 Series A Bond shall be liable personally on this 2006 Series A Bond or be subject to any personal liability or accountability by reason of the issuance of this 2006 Series A Bond.
Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company, has been designated the Credit Enhancer with respect to the 2006 Series A Bonds.

This 2006 Series A Bond shall not be entitled to any benefit under the Indenture or be valid until this 2006 Series A Bond shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Basin Electric Power Cooperative has caused this 2006 Series A Bond to be executed by a duly authorized officer of Basin Electric Power Cooperative by his signature, and has caused the corporate seal of Basin Electric Power Cooperative to be affixed, impressed or reproduced hereon and attested to by a duly authorized officer of Basin Electric Power Cooperative.

BASIN ELECTRIC POWER COOPERATIVE

By___________________
Name:
Title:

[Seal]

Attest:

By______________
Name:
Title:

This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date of Authentication:

FINANCIAL GUARANTY INSURANCE POLICY NO. _______ (THE “POLICY”) WITH RESPECT TO PAYMENTS DUE FOR PRINCIPAL OF AND INTEREST ON THIS BOND HAS BEEN ISSUED BY AMBAC ASSURANCE CORPORATION (“AMBAC ASSURANCE”). THE POLICY HAS BEEN DELIVERED TO THE BANK OF NEW YORK, NEW YORK, NEW YORK, AS THE INSURANCE TRUSTEE UNDER SAID POLICY AND WILL BE HELD BY SUCH INSURANCE TRUSTEE OR ANY SUCCESSOR INSURANCE TRUSTEE. THE POLICY IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE INSURANCE TRUSTEE AND A COPY THEREOF MAY BE SECURED FROM AMBAC ASSURANCE OR THE INSURANCE TRUSTEE. ALL PAYMENTS REQUIRED TO BE MADE UNDER THE POLICY SHALL BE MADE IN ACCORDANCE WITH THE PROVISIONS THEREOF. THE OWNER OF THIS BOND ACKNOWLEDGES AND CONSENTS TO THE SUBROGATION RIGHTS OF AMBAC ASSURANCE AS MORE FULLY SET FORTH IN THE POLICY.